KPMG Peat Marwick LLP
One Arizona Center
400 E. Van Buren Street
Suite 1100
Phoenix, AZ  85004



February 6, 1997



Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Photocomm, Inc. and, under the date of October 18, 1996, we reported on the consolidated financial statements of Photocomm, Inc. and subsidiaries as of and for the years ended August 31, 1996 and 1995. On January 31, 1997 our appointment as principal accountants was terminated. We have read Photocomm, Inc.'s statements included under Item 4 of its Form 8-K dated January 31, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Photocomm, Inc.'s statement that the change was recommended by the audit committee of the board of directors or that Price Waterhouse LLP was not engaged regarding the application of accounting principals to a specified transaction or the type of audit opinion that might be rendered on Photocomm Inc.'s consolidated financial statements.

Very truly yours,

/s/KPMG Peat Marwick LLP